Exhibit 99.1

Itron Launches Global Cost Savings Project

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--September 22, 2020--Itron, Inc. (NASDAQ: ITRI), the leader in innovating the way utilities and cities manage energy and water, announced a plan to deliver $20 million to $25 million in annual savings from a global cost savings project, that includes continued execution towards its asset light strategy.

“Itron continuously pursues ways to better utilize our talent, capital and infrastructure to more efficiently and effectively support our customers,” said Tom Deitrich, Itron's president and chief executive officer. “With this cost savings project, we are taking an opportunity to further align our operations with our strategy to increase focus on higher value solutions and optimize our supply chain. These actions will make Itron stronger and more resilient.”

This project will begin immediately and is scheduled to be substantially complete by the end of 2022. Approximately 80% of the savings will improve gross margin with the remainder primarily focused on SG&A activities. The Company estimates a pre-tax restructuring charge of $55 million to $65 million. Of the total estimated charge, approximately $35 million to $45 million will result in cash expenditures, and the remainder relates to non-cash charges. The majority of the expense will be recognized in the third quarter of 2020.

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure solutions to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements

This release contains, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements are based on our expectations about, among others, revenues, operations, financial performance, earnings, liquidity, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. This document reflects our current strategy, plans and expectations and is based on information currently available as of the date of this release. When we use words such as "expect," "intend," "anticipate," "believe," "plan," “goal,” “seek,” "project," "estimate," "future," “strategy,” "objective," "may," “likely,” “should,” "will," "will continue," and similar expressions, including related to future periods, they are intended to identify forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plan, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks, uncertainties caused by adverse economic conditions, including, without limitation those resulting from extraordinary events or circumstances such as the COVID-19 pandemic and other factors that are more fully described in Item 1A: “Risk Factors” included in our Annual Report on Form 10-K for the year ended Dec. 31, 2019 and other reports on file with the Securities and Exchange Commission (SEC). Itron undertakes no obligation to update or revise any information in this press release.

The impact caused by the ongoing COVID-19 pandemic includes uncertainty as to the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, impact on overall demand, impact on our customers’ businesses and workforce levels, disruptions of our business and operations, including the impact on our employees, limitations on, or closures of, our facilities, or the business and operations of our customers or suppliers. Our estimates and statements regarding the impact of COVID-19 are made in good faith to provide insight to our current and future operating and financial environment and any of these may materially change due to factors outside our control. For more information on risks associated with the COVID-19 pandemic, please see Itron’s updated risk in Part II, Item 1A, “Risk Factors” of our latest 10-Q filing with the SEC.

Contacts

Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
669-770-4643
Investors@Itron.com

Itron, Inc.
Rebecca Hussey
Manager, Investor Relations
(509) 891-3574